Exhibit 99.1

FOR IMMEDIATE RELEASE

ANALYST CONTACT:	Denis Tian, Solo Cup Company
847.579.3706
denis.tian@solocup.com

MEDIA CONTACT:	Angie Chaplin, Dig Communications
312.577.1753
achaplin@digcommunications.com

Solo Cup Company Names New President and Chief Operating Officer

HIGHLAND PARK, IL (April 17, 2006) – Solo Cup Company announced today that Robert M. Korzenski, 51, currently executive vice president of sales and marketing, has been appointed president and chief operating officer and a director. Mr. Korzenski succeeds Ronald L. Whaley. After leading Solo Cup Company through the integration of SF Holdings, Mr. Whaley has resigned in order to spend more time with his family.

Mr. Korzenski has more than 25 years of experience in sales and operations in the disposable foodservice industry. He joined the company as senior vice president in February 2004 when Solo Cup Company acquired SF Holdings, Inc. In February 2005, he was promoted to executive vice president of sales and marketing. While at SF Holdings (Sweetheart Cup Company), Mr. Korzenski served in a number of positions over a ten-year period, including president and chief operating officer of Hoffmaster as well as The Fonda Group, Inc., both of which are now part of Solo’s broad product portfolio. Prior thereto he served as vice president of operations and vice president of sales and marketing for Scott Paper Company.

“I am delighted that the Board of Directors has put its confidence in me to guide the company as it concludes its integration activities and to lead Solo Cup’s continued growth,” Mr. Korzenski said.

Mr. Whaley was with the company for more than 23 years. He helped navigate the company through its acquisition of Sweetheart and its subsequent integration plan.

“Ron Whaley helped build Solo Cup Company from a small Midwestern manufacturer to an industry leader in a worldwide market,” said Robert Hulseman, Chairman and CEO. “We appreciate his many contributions and are grateful to him for his dedication to the company over the past two decades.”

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission (SEC). These forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements. Factors that could cause material differences from the forward-looking statements include the “Risk Factors” described in our most recent Annual Report on Form 10-K and our other filings made from time to time with the SEC.